Exhibit 99.1

CONTACT:
Polaris Industries Inc.
Richard Edwards, 763-542-0500

Polaris Reports Second Quarter 2010 Results

Sales Increased 25% and Earnings Per Share Increased 42%; Company Increases Full Year 2010 Sales and Earnings Per Share Guidance

Second Quarter 2010 Highlights:

  Sales grew 25% to $430.9 million and net income per share increased 42% to a record $0.75 per diluted share from last year’s second quarter, both exceeding Company expectations
  Net income increased 47% to $25.6 million compared to the same period last year
  Gross margin percentage increased 210 basis points to 26.2%, driven by lower product costs and production volume increases
  Raising guidance for full year 2010 earnings to a record earnings per share range of $3.80 to $3.90 per diluted share, a 25% to 28% increase over full year 2009 on expected full year 2010 sales growth of 17% to 20%

MINNEAPOLIS--(BUSINESS WIRE)--July 20, 2010--Polaris Industries Inc. (NYSE: PII) today reported second quarter net income of $25.6 million, or a record $0.75 per diluted share, for the quarter ended June 30, 2010. By comparison, 2009 second quarter net income was $17.5 million, or $0.53 per diluted share. Sales for the second quarter 2010 totaled $430.9 million, an increase of 25 percent from $345.9 million recorded in the year-earlier period.

“Polaris maintained strong momentum in the second quarter, driven by solid market share gains, sales growth and margin expansion. Innovation and execution enabled us to deliver another quarter of solid operating results in an overall economic and powersports industry environment that remains sluggish,” commented Scott Wine, Polaris’ Chief Executive Officer.

“Market share gains across most our product lines, and particularly in our ORV business, continue to drive retail sales demand ahead of our expectations. Together with continued product innovations, improved dealer inventory positions and the success of our go-to-market retail sales process called Max Velocity Program, the higher retail sales velocity in North America is fueling demand in our factories and positive impacts on our bottom line. Our international business also did well in the second quarter, with sales up 32 percent, as market share gains and growth offset the currency weakness and economic concerns in Europe. The 25 percent revenue growth was accompanied and supported by our operational excellence initiatives, which continued to deliver improvements in both product costs and efficiencies during the second quarter,” said Wine.

“Next week Polaris will unveil the new model year 2011 products at our annual dealer meeting. We have maintained our focus on product and process innovation and are very excited to introduce several new, high quality products within our ORV and Victory motorcycles lines,” Wine said. “We believe these products will further complement and enhance our current portfolio supporting our long track record of developing innovative utility and recreational vehicles for our customers. In an environment that has proven to be very unpredictable, the execution of the Polaris team has been exceptional and we expect the momentum we have generated in the first half of 2010 to continue throughout the remainder of the year.”

2010 Business Outlook

As a result of its continued retail sales growth, Polaris now expects full year 2010 earnings per diluted share to be in the range of $3.80 to $3.90, which represents an increase of 25 to 28 percent when compared to earnings of $3.05 per diluted share for the full year 2009. Sales for the full year 2010 are now expected to grow in the range of 17 to 20 percent over full year 2009 sales of $1.57 billion. During the third quarter of 2010, the Company expects total sales to increase in the range of 17 to 20 percent over the third quarter 2009. Third quarter 2010 earnings are expected to be in the range of $1.10 to $1.15 per diluted share, up 17 to 22 percent compared to earnings of $0.94 per diluted share for the third quarter of 2009.

Wine commented, “Based on our solid performance in the first half of 2010 and the anticipated success of our new product launch next week, we feel confident in raising our full year 2010 sales and earnings guidance. Our revised full year guidance, if we are successful in delivering, represents a record for earnings per share for Polaris. We have consistently said that we are committed to making growth happen no matter what is occurring in the external environment and we fully expect to continue to deliver on that commitment.”

Second Quarter Performance Summary (in thousands except per share data)
	Three Months ended June 30,			Six Months ended June 30,
Product line Sales	2010	2009	Change	2010	2009	Change
Off-Road Vehicles	$342,071	$261,743	31%	$592,474	$477,204	24%
Snowmobiles	1,965	7,413	-73%	7,519	15,579	-52%
On-Road/Victory Motorcycles	15,494	10,492	48%	40,847	24,328	68%
Parts, Garments & Accessories	71,377	66,248	8%	151,775	140,809	8%
Total Sales	$430,907	$345,896	25%	$792,615	$657,920	20%

Gross profit	$113,084	$83,264	36%	$207,998	$159,698	30%
Gross profit as a % of sales	26.2%	24.1%	+210 bpts	26.2%	24.3%	+190 bpts

Operating expenses	$74,386	$60,159	24%	$141,620	$118,206	20%
Operating expenses as a % of sales	17.3%	17.4%	-10 bpts	17.9%	18.0%	-10 bpts

Operating Income	$42,943	$27,071	59%	$74,879	$49,862	50%
Operating Income as a % of sales	10.0%	7.8%	+220 bpts	9.4%	7.6%	+180 bpts

Net income	$25,624	$17,478	47%	$45,395	$25,936	75%
Net income as a % of sales	5.9%	5.1%	+80 bpts	5.7%	3.9%	+180 bpts

Diluted net income per share	$0.75	$0.53	42%	$1.34	$0.79	70%

Off-Road vehicles (“ORV”) sales, which include sales of both ATVs (all-terrain vehicles) and RANGER™ side-by-side vehicles, increased 31 percent during the second quarter 2010 from the second quarter 2009. This increase reflects significant market share gains for both ATVs and side-by-side vehicles driven by new product offerings and the Max Velocity Program (“MVP”) retail go-to-market process. North American retail sales to consumers for ORVs increased in the mid-teens percent for the 2010 second quarter from the second quarter last year, with side-by-side vehicle retail sales increasing significantly while ATV retail sales were down in the high single digit percent range. In addition, shipments of the first units of the differentiated sourced utility vehicle to Bobcat began late in the second quarter of 2010. North American dealer inventories of ORVs declined 37 percent during the second quarter compared to 2009 second quarter levels. ORVs sales to customers outside of North America increased 33 percent in the second quarter 2010 compared to the 2009 second quarter, due to market share gains in both ATVs and side-by-side vehicles, positive mix benefit as more higher priced side-by-side vehicles were sold and higher selling prices.

Sales of the On-Road division, which primarily consists of Victory motorcycles, increased 48 percent during the second quarter of 2010 when compared to the same period in 2009. The North American heavyweight cruiser and touring motorcycle industry remained weak during the quarter, but Victory continued to benefit from the actions implemented over the past nine months to accelerate growth. Victory motorcycles had strong retail sales during the 2010 second quarter, increasing more than 10 percent in North America compared to the second quarter last year, resulting in market share gains and retail sales growth for the third consecutive quarter. The increased demand reflects the acceptance of the new model year 2010 motorcycles, particularly the new Cross Country™ and Cross Roads™ touring models. North American dealer inventory of Victory motorcycles declined 32 percent in the 2010 second quarter compared to 2009 comparable levels. The sale of Victory motorcycles in markets outside of North America continues to accelerate, with sales reaching 25 percent of total On-Road/Victory sales for the year-to-date period ended June 30, 2010.

Parts, Garments, and Accessories (“PG&A”) sales increased eight percent during the second quarter 2010 compared to the same period last year primarily due to increased RANGER™ side-by-side vehicle and Victory motorcycle related PG&A sales.

Snowmobile sales totaled $2.0 million for the 2010 second quarter compared to $7.4 million for the second quarter of 2009. The decrease in sales was primarily the result of timing of shipments in the 2010 second quarter compared to the second quarter last year. The second quarter is historically a seasonally low quarter for snowmobile shipments, as deliveries to dealers ramp up in the second half of the calendar year.

Gross profit as a percentage of sales was 26.2 percent for the second quarter of 2010, an increase of 210 basis points from 24.1 percent for the second quarter of 2009. Gross profit dollars increased 36 percent to $113.1 million for the second quarter of 2010 compared to $83.3 million for the second quarter of 2009. The increase in gross profit dollars and the 210 basis points increase in the gross profit margin percentage in the second quarter 2010 resulted primarily from continued product cost reduction efforts, and significant production volume increases compared to the second quarter of last year.

Operating expenses for the second quarter 2010 increased 24 percent to $74.4 million or 17.3 percent of sales compared to $60.2 million or 17.4 percent of sales for the second quarter of 2009. Operating expenses in absolute dollars for the second quarter 2010 increased primarily due to higher incentive compensation plan expenses due to the higher expected profitability for 2010 compared to 2009 and the current higher stock price.

Income from financial services was $4.2 million during second quarter 2010 compared to $4.0 million in the second quarter of 2009.

The non-cash Impairment charge on securities held for sale recorded in the second quarter 2010 was $0.8 million. During the second quarter 2010, the Company determined that the decline in the market value of the KTM shares owned by the Company was other than temporary and that the market value currently reflects the cost basis of the investment; therefore, the Company recorded the decrease in the fair value of the investment as a charge to the income statement as of June 30, 2010.

Non-operating other expense was $2.3 million in the second quarter of 2010 compared to $0.7 million of income in the second quarter of 2009. The change was primarily due to foreign currency exchange rate movements and the resulting effects of foreign currency transactions related to the international subsidiaries.

Manufacturing Realignment

Execution of the previously announced manufacturing realignment is underway and will be a key part of Polaris’ overall strategy to increase its competitiveness in the years ahead. The realignment will consolidate manufacturing operations into existing operations in Roseau, Minnesota and Spirit Lake, Iowa as well as establish a new facility in Mexico. The realignment will lead to the sale or closure of the Osceola, Wisconsin manufacturing operations by 2012. The Company expects to record pretax transition charges to its income statement in the range of $20 million to $25 million and incur capital expenditures up to $35 million over the next few years related to the implementation of the manufacturing realignment. The Company expects to realize savings in excess of $30 million annually when the transition is completed. The exit costs and startup costs pertaining to the realignment for the full year 2010 are expected to be in the range of a total of $8 to $10 million. During the year-to-date period ended June 30, 2010, $1.0 million of exit costs and $1.0 million of startup costs were incurred, the vast majority of which are reflected in cost of sales on the income statement.

Financial position and cash flow

Cash and cash equivalents increased significantly to $166.3 million at June 30, 2010 compared to $30.0 million for the same period last year. Borrowings under the credit agreement were $200.0 million at June 30, 2010 compared to $250.0 million at June 30, 2009. The Company’s debt-to-total-capital ratio was 45 percent at June 30, 2010, compared to 63 percent at the same time last year. Net cash provided by operating activities totaled $53.2 million for the second quarter ended June 30, 2010, a significant improvement from cash provided by operating activities totaling $24.4 million in the second quarter of 2009. Year-to-date ended June 30, 2010, net cash provided by operating activities totaled $57.0 million compared to net cash used by operating activities totaling $8.7 million at June 30, 2009. Higher net income and lower working capital requirements for the 2010 year-to-date periods compared to the same periods last year are the primary reasons for the increased cash provided by operating activities. The Company paid dividends during the first six months of 2010 totaling $26.3 million, compared to $25.0 million in the first six months of 2009, at a rate per share in 2010 that is slightly higher than last year’s per share rate.

Conference Call and Webcast Presentation

Today at 9:00 AM (CT) Polaris Industries Inc. will host a conference call and webcast to discuss Polaris’ 2010 second quarter earnings results released this morning. The call will be hosted by Scott Wine, CEO; Bennett Morgan, President and COO; and Mike Malone, Vice President Finance and CFO. A slide presentation and link to the audio webcast will be posted on the Investor Relations page of the Polaris web site at www.polarisindustries.com/irhome approximately 30 minutes before the conference call begins.

To listen to the conference call by phone, dial 800-374-6475 in the U.S. and Canada, or 973-200-3967 Internationally. The Conference ID is #50081377.

A replay of the conference call will be available approximately two hours after the call for a one-week period by accessing the same link on our website, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 Internationally.

About Polaris

With annual 2009 sales of $1.6 billion, Polaris designs, engineers, manufactures and markets off-road vehicles (ORVs), including all-terrain vehicles (ATVs) and the Polaris RANGER™, snowmobiles and Victory motorcycles for recreational and utility use and has recently introduced a new on-road electric powered neighborhood vehicle.

Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ORVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are making in-roads into the cruiser and touring motorcycle marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.

Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.

Information about the complete line of Polaris products, apparel and vehicle accessories is available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2010 sales, shipments, net income, net income per share, new product launches, manufacturing realignment transition costs and savings in logistical and production costs, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the Company’s ability to successfully implement its manufacturing operations realignment initiatives, product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail and wholesale credit markets; changes in tax policy and overall economic conditions, including inflation, consumer confidence and spending and relationships with dealers and suppliers. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to any person to provide updates to its forward-looking statements.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months		For Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Sales	$430,907	$345,896	$792,615	$657,920
Cost of Sales	317,823	262,632	584,617	498,222
Gross profit	113,084	83,264	207,998	159,698
Operating expenses
Selling and marketing	34,164	28,702	64,262	56,030
Research and development	18,512	15,222	37,250	31,822
General and administrative	21,710	16,235	40,108	30,354
Total operating expenses	74,386	60,159	141,620	118,206

Income from financial services	4,245	3,966	8,501	8,370
Operating Income	42,943	27,071	74,879	49,862

Non-operating Expense (Income):
Interest expense	729	1,095	1,428	2,146
Impairment charge on securities held for sale	769	-	769	8,952
Other expense (income), net	2,318	(677)	2,498	(680)
Income before income taxes	39,127	26,653	70,184	39,444

Provision for Income Taxes	13,503	9,175	24,789	13,508
Net Income	$25,624	$17,478	$45,395	$25,936

Basic Net Income per share	$0.77	$0.54	$1.37	$0.80

Diluted Net Income per share	$0.75	$0.53	$1.34	$0.79

Weighted average shares outstanding:
Basic	33,255	32,381	33,162	32,324
Diluted	34,248	32,990	33,999	32,775

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS

Subject to Reclassification	June 30, 2010	June 30, 2009
(In Thousands)	(Unaudited)	(Unaudited)

Assets
Current Assets:
Cash and cash equivalents	$166,272	$30,036
Trade receivables, net	96,638	54,027
Inventories, net	222,608	219,645
Prepaid expenses and other	22,483	20,272
Deferred tax assets	59,838	76,042
Total current assets	567,839	400,022

Property and equipment, net	184,572	212,103
Investments in finance affiliate	31,857	43,352
Investments in manufacturing affiliates	9,461	10,656
Goodwill and intangibles, net	27,579	25,105
Total Assets	$821,308	$691,238

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$102,037	$57,313
Accrued expenses:
Compensation	56,699	30,016
Warranties	24,661	25,372
Sales promotions and incentives	66,297	64,497
Dealer holdback	65,092	53,698
Other	41,418	35,522
Income taxes payable	4,099	15,321
Current liabilities of discontinued operations	1,850	1,850
Total current liabilities	362,153	283,589

Long term income taxes payable	5,659	5,106
Deferred income taxes	13,698	3,102
Borrowings under credit agreement	200,000	250,000
Total liabilities	$581,510	$541,797

Shareholders’ Equity:
Total shareholders' equity	$239,798	$149,441

Total Liabilities and Shareholders' Equity	$821,308	$691,238

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Subject to Reclassification	For Six Months
(In Thousands)	Ended June 30,
(Unaudited)	2010	2009

Operating Activities:
Net income	$45,395	$25,936
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Noncash impairment charge on securities held for sale	769	8,952
Depreciation and amortization	31,562	28,658
Noncash compensation	9,321	4,753
Noncash (income) from financial services	(2,293)	(2,071)
Noncash loss from manufacturing affiliates	918	196
Deferred income taxes	3,769	(997)
Changes in current operating items:
Trade receivables	(6,233)	44,571
Inventories	(43,293)	2,667
Accounts payable	26,380	(58,673)
Accrued expenses	(4,698)	(74,519)
Income taxes payable	(1,932)	16,472
Prepaid expenses and others, net	(2,683)	(4,642)
Net cash provided by (used for) operating activities	56,982	(8,697)

Investing Activities:
Purchase of property and equipment	(20,925)	(25,183)
Investments in finance affiliate, net	11,768	10,284
Acquisition of business, net of cash acquired	(2,500)	-
Net cash (used for) investing activities	(11,657)	(14,899)

Financing Activities:
Borrowings under credit agreement	-	268,000
Repayments under credit agreement	-	(218,000)
Repurchase and retirement of common shares	(27,398)	(282)
Cash dividends to shareholders	(26,289)	(24,993)
Tax effect of proceeds from stock based compensation exercises	4,407	(427)
Proceeds from stock issuances under employee plans	29,987	2,207

Net cash (used for) provided by financing activities	(19,293)	26,505

Net increase in cash and cash equivalents	26,032	2,909

Cash and cash equivalents at beginning of period	140,240	27,127

Cash and cash equivalents at end of period	$166,272	$30,036